Exhibit 10.3

Apogee Therapeutics, Inc.

August 28, 2022

Dr. Carl Dambkowski

Dear Dr. Dambkowski:

Apogee Therapeutics, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment on the following terms:

1.            Position. Your initial title will be Chief Medical Officer, and you will initially report to the Company’s Chief Executive Officer. This is a full-time exempt position and, as such, you are expected to dedicate all of your business time and efforts to your employment with the Company. It is anticipated that you will initially work remotely from California, although some travel may be required consistent with the business needs of the Company and its affiliates. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or any of its affiliates. By signing this letter agreement, you confirm to the Company that (i) you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company; (ii) you do not have and shall not bring onto the Company’s premises, or use in the course of your providing services to the Company, any confidential or proprietary information of another person, company or business enterprise to whom you previously provided services; and (iii) you will not, at any time during your providing services to the Company, breach any obligation or agreement that you have entered into with any third party, including your former employers.

2.            Cash Compensation. The Company will pay you a starting salary at the rate of $450,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

3.            Equity Grant. Upon the Company’s recommendation and subject to the approval of the Board of Managers (the “LLC Board”) of Apogee Therapeutics, LLC, a Delaware limited liability company and the sole stockholder of the Company (the “LLC”), you will be granted Non-Voting Incentive Units (the “Incentive Units”) in the LLC, representing 1.25% of the LLC’s fully diluted equity as of the date of grant (reflecting all outstanding voting and non-voting units) with a Strike Price (as defined in that certain Amended and Restated Limited Liability Company Agreement of Apogee Therapeutics, LLC dated as of February 24, 2022 (the “LLC Agreement”)) determined by the LLC Board at the time of grant and determined in accordance with the terms of the LLC Agreement. The Incentive Units will vest as follows: 25% of the Incentive Units will vest on the one-year anniversary of your vesting start date and the balance will vest thereafter in equal monthly installments for the next 36 months of continuous service with the Company, provided that your employment with the Company is still in effect and has not been terminated for any reason as of each such vesting date. The Company shall permit you to make, and you shall make, a timely Code Section 83(b) election in accordance with Treasury Regulation 1.83-2 with respect to each grant of Incentive Units (to the extent applicable). The grant of the Incentive Units will be governed by the terms of the related award agreement, the LLC’s operating agreement and the terms and conditions approved by the LLC Board.

Apogee Therapeutics, Inc.

August 28, 2022

4.            Discretionary Bonus. In addition to your salary, equity and benefits, you will initially be eligible to receive an annual performance bonus of up to 40.0% of your Base Salary. Any bonus awarded for the calendar year in which your employment commences will be prorated based on the date that you entered into a consulting agreement with the Company. The Company maintains full and absolute discretion over the decision to award any bonus, and the amount of any bonus, based upon various factors that include, but are not limited to, your performance and the Company’s performance. To the extent the Company decides to award you a bonus, such bonus will be paid to you no later than March 15th of the calendar year following the end of the calendar year to which such bonus relates. You must be employed by the Company on the date the bonus is paid to earn such bonus.

5.            Signing Bonus. You will be paid a one-time signing bonus in the amount of $100,000 as soon as practicable following the date you execute this letter agreement, and in no event more than 30 days thereafter/on the first payroll date following such date; provided that you commence employment with the Company on or prior to October 1, 2022. If your employment is terminated by the Company for Cause or if you terminate your employment voluntarily prior to the first anniversary of the date you execute this letter agreement, you agree to repay the full amount of the signing bonus within 30 days following your termination date.

6.            Employee Benefits. As a regular full-time employee of the Company, you will be eligible, subject to the terms of the applicable plans and programs, to participate in a number of Company-sponsored benefits generally available to the Company’s full time employees. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. In addition, you will be entitled to paid time off/paid vacation and sick leave in accordance with the Company’s paid time off/vacation and sick leave policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.

7.            Proprietary Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A.

8.            Reservation of Rights. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation and/or background check, if any.

Apogee Therapeutics, Inc.

August 28, 2022

9.            Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Your last day of employment for any reason is referred to herein as the “Date of Termination.”

10.          Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

11.          Severance Pay and Benefits Outside of the Change in Control Period. As explained below, under certain circumstances you would be entitled to severance equal to the Severance Amount (as defined below) plus COBRA:

In the event that the Company terminates your employment without Cause outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to you being entitled to the Accrued Obligations, and subject to (i) you signing a separation agreement and release in a form and manner reasonably satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) day revocation period:

(a)	The Company shall pay you an amount equal to 6 months of your Base Salary plus any bonus earned but unpaid for the year prior to the year of termination (such salary and bonus together, the “Severance Amount”).

(b)	Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 6 month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Apogee Therapeutics, Inc.

August 28, 2022

The amounts payable under this Section 11, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2). Notwithstanding the foregoing, any portion of the Severance Amount related to an earned but unpaid bonus for the year prior to the year of termination shall be paid at the same time and in the same manner as such bonus would have been paid had you remained employed with the Company and, in all events, no later than March 15 of the year following the year to which such bonus relates.

Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt:

(i)	If your employment ends for any reason other than a termination by the Company without Cause, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company and

(ii)	if your employment ends due to your death or disability, you will receive the Accrued Obligations but will not be eligible for severance pay, accelerated vesting, or benefits, whether pursuant to Section 11, Section 12 or otherwise.

12.          Severance Pay and Benefits Within the Change in Control Period. As explained below, under certain circumstances in the event of a Change of Control you would be entitled to accelerated vesting of your Incentive Units:

In the event that the Company terminates your employment without Cause or there is a material reduction in your duties, authority or responsibilities in connection with a Change in Control, but excluding any change in title that does not represent a material reduction in your duties, authority or responsibilities, in each case, within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to you signing the Separation Agreement and Release and it becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) day revocation period, the Company shall (i) provide you the severance pay and benefits set forth in Section 11, subject to the terms and conditions set forth in Section 11, and (ii) notwithstanding anything to the contrary in any applicable Incentive Unit agreement or equity-based award agreement, all of your unvested Incentive Units and any other equity-based awards subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (such later date being the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date.

Apogee Therapeutics, Inc.

August 28, 2022

For the avoidance of doubt, Section 11 and Section 12 of this letter agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 11 and Section 12 of this letter agreement.

13.          Tax Matters.

(a)	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)	Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors, or the LLC or the LLC Board, or any affiliate thereof or its governing body, related to tax liabilities arising from your compensation.

14.          Interpretation, Amendment and Enforcement. This letter agreement (including Appendix A) and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the ‘‘Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California, in connection with any Dispute or any claim related to any Dispute. This letter agreement is not assignable or transferable by you without the prior written consent of the Company; any attempt to do so shall be void. The Company may freely transfer and assign this letter agreement and any of its obligations to you hereunder. This letter agreement will be binding upon your heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

* * * * *

Apogee Therapeutics, Inc.

August 28, 2022

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Invention Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 31, 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before October 1, 2022.

Very truly yours,

Apogee Therapeutics, Inc.

By:	/s/ Evan Thompson

Name: Evan Thompson

Title: Chief Executive Officer

I accept employment with Apogee Therapeutics, Inc. and acknowledge and fully agree to the terms and conditions set forth in this this employment offer:

/s/ Carl Dambkowski
Signature of Employee

By: Dr. Carl Dambkowski

Dated: 28 August 2022

Attachment

Exhibit A: Proprietary Information and Invention Assignment Agreement

Apogee Therapeutics, Inc.

August 28, 2022

Appendix A

1)	“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities to the reasonable satisfaction of the Board, which failure continues, in the reasonable judgment of the Board, for thirty (30) days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any Company policies including, without limitation, agreements relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions or policies related to ethics or workplace conduct.

2)	“Change in Control” shall mean (i) the sale of the LLC in which the equityholders of the LLC in their capacity as such no longer own a majority of the outstanding equity securities of the LLC (or its successor); or (ii) any other acquisition of the business of the LLC, as determined by the LLC Board in its sole discretion. For the avoidance of doubt, and notwitthanding anything contained herein to the contrary, in no event shall (i) a bona fide equity or debt financing of the LLC, including a financing in which greater than 50% of the LLC’s outstanding equity securities are acquired by a third-party, (ii) any reorganization required to effect an initial public offering, (iii) a de-SPAC transaction, or (iv) a reverse merger transaction, be deemed a “Change in Control” for purposes of this Agreement.

3)	“Change in Control Period” shall mean the twelve (12) month period that immediately follows the first event constituting a Change in Control.